NEWS RELEASE

At Old Republic:	At Financial Relations Board:
Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC ANNOUNCES THE ADDITION OF LISA JEFFRIES CALDWELL TO THE BOARD OF DIRECTORS

CHICAGO – April 15, 2021 – Old Republic International Corporation (NYSE: ORI) – today announced that Lisa Jeffries Caldwell (60) has joined its Board of Directors as of April 15, 2021. She has concurrently been appointed to the Board’s Compensation, and Governance and Nominating Committees, as well as to the Directorship of ORI’s major regulated insurance underwriting subsidiaries.

In 2018, Ms. Caldwell retired after serving as the Executive Vice President and Chief Human Resources Officer during a 27-year career with Reynolds American, Inc., a former Fortune 500 member. In making the announcement, Al Zucaro, Chairman of ORI’s Board, noted that “Our Company will benefit greatly from Lisa’s distinguished career and lifetime achievements. From humble beginnings, she achieved much personal and professional success. She did it all through the welcoming ways that America offers to all that can and dare to accomplish the best that they can be. In retirement she has continued to serve her community and pursue her entrepreneurial spirit. Most recently Lisa formed a private boutique clothing business and participated in the establishment of the Triad Business Bank of whose Board she is a member. It is for all this and more that she will be a most welcome addition to Old Republic’s Board.”

Including Lisa Caldwell, Old Republic will have added seven new Directors in the five years through May 2021. In the same time frame, four Directors will have left the Board due to retirements. As a result, significant progress has been made to provide greater diversity of talents, and professional and other backgrounds to the Board. This ongoing evolution has required a temporary enlargement of the Board’s constituency from the long-standing objective of an eleven member group. The latter objective is expected to be met during the next few years through the combination of retirements and the normal Director nomination and slating processes.
About Old Republic
Chicago-based Old Republic International Corporation is one of the nation’s 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic’s business requires that it be managed for the long run. Its consistent and reliable cash dividend policy reflects this long-term orientation. The current annualized dividend rate of $0.88 per share marks the 40th consecutive year that Old Republic has boosted this rate, and 2021 becomes the 80th year of uninterrupted regular cash dividend payments. Here’s a summary of recent years’ total book and market returns, which include the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices' Compounded
	Annual	Annual	Total Annual Returns
	Book Value	Market Value	Nominal		S & P
	Compounded	Compounded	Gross	S & P	P&C
	Total	Total	Domestic	500	Insurance
	Return	Return	Product	Index	Index
Ten Years 2001 – 2010	8.0%	1.9%	3.9%	1.4%	1.0%
Ten Years 2011 – 2020	8.8%	9.9%	3.3%	13.9%	14.3%
Twenty Years 2001 – 2020	8.4%	5.8%	3.6%	7.5%	7.4%

First Quarter 2020 – only	-9.3%	-31.1%	2.1%	-19.6%	-20.6%
First Quarter 2021 – only	N/A	18.1%	6.0%*	6.2%	4.4%

N/A – not available / *Estimated.

According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is listed in 58th place among just 113 qualifying publicly-held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100